Exhibit 8.1

Exhibit 3 LETTER AGREEMENT RE: Escrow Account To Whom It May Concern, This letter (the "Letter Agreement") is to .inform you that SMART RX SYSTEMS, INC., a Florida corporation ("we" or the "Company"), plans to off er for sale to investors, as disclosed in an offering statement (each, an "Offering Statement") filed with the U.S. Securities and Exchange Commission (the "SEC") on Form C (the "Offering"), its common stock or debt (the "Securities") pursuant to Section 4(a)(6) of the Securities Act of 1933, as amended (the "Act") and Regulation Crowdfunding, in the maximum amount of one million dollars ($1,000,000) (the "Maximum Amount of the Offering"). We have engaged Jumpstart as a funding portal related to the Offering. In connection with such Offering, the Issuer has opened an Escrow Account (the "Escrow Account") with Amalgamated Bank ("you" or the "Bank"). We ack11owledge that the Bank may terminate this Letter Agreement and the Escrow Account immediately at any such time as any regulator deems it advisable. The duties and obligations of the Bank shall be determined solely by the express provisions of this Letter Agreement when read together with the Bank's standard terms and conditions, and no implied covenants or obligations shall be read into this Letter Agreement against the Bank. In any case where there is a conflict between such terms and conditions and this Letter Agreement, the Letter Agreement shall prevail. We shall indemnify and hold the Bank and its respective officers, directors, employees, and agents (collectively, "Bank Related Parties") harmless from and against any and all losses, claims, demands, suits, costs, regulatory fines, fees and expenses (including reasonable attorneys' fees and disbursements) which may be imposed upon, incurred by or asserted against Bank Related Parties allegedly or actually arising out of or resulting from its participation in the Escrow Account. The Bank shall not be liable to anyone for any action taken or omitted to be taken by it hereunder except in the case of the Bank's gross negligence or willful misconduct in breach of the terms of this Letter Agreement. In no event shall the Escrow Agent be liabl,e for indirect, punitive, special or consequential damage or loss (including but not limited to lost profits) whatsoever, even if the Bank has been informed of the likelihood of such loss or damage and regardless of the form of action. We are not entitled to any funds received into escrow and no amounts deposited into the Escrow Account shall become our property or property of any other entity or be subject to any debts, liens or encumbrances of any kind of us or any other entity, until Jumpstart has triggered closing of such funds. In addition, we acknowledge that the total fonds raised cannot exceed $1 ,000,000 (the "Maximum Amount") of the Offering permitted by the Offering Statement. We represent that no funds have yet been raised in the Offering. All funds to be raised for the Offering will be immediately deposited in the Escrow Account, and remain there until such time as the Minimum Amount is achieved, as well as any over-subscription as defined in the Offering

Statement, at which time Jumpstart Micro shall effect the Initial Closing of the Minimum proceeds, direct that any fees that should be applied and credited to the Escrow Agent, the Transfer Agent, and itself for its Portal administration fees, be so credited to their respective accounts by ACH transfer; and transfer to the Company the remaining net proceeds. In addition, at the achievement of each subsequent $100,000 in deposits, plus eligible over-subscriptions, into the Escrow Account after the 1nitial Closing, and before the attainment of the Maximum at the Final Closing, Jumpslarl Micro shall administer to effect each Interim Closing, direct that any fees that should be applied and credited to the Escrow Agent, the Transfer Agent, and itself for its Portal administration fees, be so credited to their respective accounts by ACH transfer; and transfer to the Company the remaining net proceeds of each such Interim Closing, until the Maximums achieved, and the same process shall be repeated by Jumpstart Micro to enable the Final Closing of the Maximum. All Subscribers will be instructed by us or our agents the manner in which to transfer funds by wire or ACII directly into the Escrow Account. Escrow Agent shall deposit all monies received into the Escrow Account. Escrow Agent reserves the right to deny, suspend or terminate participation in the Escrow Account of any Subscriber to the extent they deem it advisable or necessary to comply with applicable laws or to eliminate practices that are not consistent with industry laws, rules, regulations or best practices. The Escrow Account may also tem1inate upon the termination of the Escrow Agreement entered into by the Escrow Agent and Jumpstart on October 19, 2016 in accordance with the terms of such agreement. Any notice required or permitted to be given hereunder sham be sufficient if in writing, and if sent by personal delivery, or by registered or certified mail, postage prepaid and return receipt requested, addressed as follows, or to such other address of which notice is provided by one party to the other in a, ccordance herewith: If to the Bank: Amalgamated Bank 275 Seventh Avenue New York, NY 10001 Attn: General Counsel Ifto Company: SMART RX SYSTEM, INC. 5703 RED BUG LAKE ROAD #256 WINTER SPRINGS, FLORIDA 32708 Attn: SANTU ROHA TGI If to Jumpstart: Jumpstart Micro, Inc 605 Avalon Drive Bedford, MA 01741 Attn: Stephen Catanzano, President

Any instruction with respect to the Escrow Account shall be done in the form attached hereto as Exhibit A. The binding provisions of this Letter will be governed by, construed and enforced in accordance with the laws of the State of New York, excluding its principles of conflicts of law. This Letter constitutes the entire agreement between the parties with respect to the subj:ect matter hereof, and supersedes and replaces all other prior agreements, communications, and understandings (written and oral) regarding its subject matter. If any provision of this Letter is held to be unenforceable, invalid or illegal by any court of competent jurisdiction, the remaining provisions hereof will remain in full force and effect. Sincerely, SMART RX SYSYTEMS, INC By: Santu Roh<ttgi Name: SANTU ROHATGI Title: VICE CHAIRMAN & CFO ACKNOWLEDGED AND AGREED TO: AMALGAMATED BANK By:. _________ _ Name: ---------- Tit I e: ----------- JUMPST ART MICRO By: Name: Stephen Catanzano Title: President